AGREEMENT FOR PURCHASE AND SALE

     THIS AGREEMENT FOR PURCHASE AND SALE (“Agreement”) is made and entered into this 4th day of November, 2004 (the “Effective Date”) by and between THE HEART HOSPITAL OF MILWAUKEE, LLC, a Delaware limited liability company (“Seller”), MedCath Corporation, a Delaware corporation (collectively “MedCath”) solely for purposes of fulfilling its obligations under Section 17.A below and COLUMBIA ST. MARY’S, INC., a Wisconsin nonstock, not-for-profit corporation (“Purchaser”).

RECITALS

     A. Seller owns and operates The Heart Hospital of Milwaukee (the “Hospital”) and is the owner in fee simple of the real estate and the improvements located at 375 West River Woods Parkway in the City of Glendale, County of Milwaukee, Wisconsin, and

     B. Seller desires to sell to Purchaser the Hospital, which shall include, but not be limited to the Property (as hereinafter defined) and certain assets related to the Hospital and Purchaser desires to purchase the Property and certain assets related to the Hospital from Seller, pursuant to the terms and conditions of this Agreement.

     NOW, THEREFORE, for and in consideration of the covenants and agreements herein contained. Purchaser and Seller hereby agree as follows:

1. Purchase and Sale.

     On the Closing Date (as hereinafter defined), Purchaser shall purchase from Seller, and Seller shall sell, convey, assign and/or transfer to Purchaser, good, indefeasible and marketable title in and to the following real property and good and valid title to the following personal property:

     A. Real Property and Improvements. Subject to Section 1.D below, all of the real estate and improvements owned by Seller and located at or adjacent to the address known as 375 West River Woods Parkway, City of Glendale, County of Milwaukee, Wisconsin (the “Property”) which shall include, but not be limited to the real estate described on attached Exhibit A- The Property shall include but not be limited to: (a) any and all buildings, structures and other improvements and fixtures situated on or attached to all or any portion of the Property; (b) all easements appurtenant to the Property and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Property whether or not situated on the Property; and (c) all right, title and interest of Seller in and to any roads, access points, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Property and serving the Property. Seller has provided to Purchaser any survey of the Property in Seller’s possession prior to the Effective Date.

     B. Hospital Assets. Subject to Section 1.C below, the following assets owned by Seller and utilized by Seller to operate the Hospital as of the Effective Date (the “Assets”): (a) all medical equipment utilized by the Hospital to treat and render medical services to patients; (b) all computer hardware and software which is an integral part of the medical equipment, non- medical equipment and all building mechanical and security systems which is necessary to operate such medical equipment, non-medical equipment and building mechanical and security systems; (c) all furniture, fixtures and non-medical equipment; (d) inventory of the Hospital, which shall include, but not be limited to pharmaceuticals, surgical instruments, medical supplies, office supplies; textbooks and manuals related to the medical equipment, non-medical equipment and all building mechanical and security systems; (e) fork lifts and other machinery; (f) all Intellectual Property (as hereinafter defined), including without limitation all rights to the name, “The Heart Hospital of Milwaukee” and any and all derivations thereof; (g) Seller’s phone and facsimile numbers; (h) architectural drawings, surveys and “as built” drawings related to the Property; (i) to the extent legally assignable, all warranties benefiting the Hospital including but not limited to construction, architectural, mechanical, electrical and plumbing systems within the building and equipment warranties; (j) assets listed on the hard asset ledger provided to Purchaser and dated September 30, 2004; (k) Seller goodwill; and (1) any other tangible assets owned by Seller (including but not limited to motor vehicles, if any) and utilized to operate the Hospital as of the Effective Date.

     For purposes of this Agreement, “Intellectual Property” shall mean and include: (a) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof; (b) copyrights and registrations and applications for registration thereof; (c) mask works and registrations and applications for registration thereof; (d) internet websites, internet domain names and e-mail addresses exclusively relating to the Hospital; (e) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (f) copies and tangible embodiments thereof, together with any developments or enhancements thereof.

     C. Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include any cash; cash equivalents; marketable securities; intercompany receivables; accounts receivable; minute or corporate record books relating to Seller; business records unless specified in Section l.B above; insurance policies of Seller; assets of any employee health or benefit plan; any vendor, service or other contract to which Seller is a party unless listed within the Assumed Liabilities (as hereinafter defined); all computer hardware and software not identified as “Assets” in Section l.B above, patient records, all manuals or information relating to methods of doing business, clinical protocols, procedures and policies which have been developed for use by MedCath Incorporated for use in substantially all of its affiliated hospitals and all other intangible assets of Seller.

     D. Conveyance of Additional Medical Office Building Property. Notwithstanding anything herein to the contrary. Purchaser acknowledges that, prior to Closing, Seller will convey to Glendale Medical Development Partners, LLC, as the owner of the parcel adjacent to the Hospital upon which an office building is being constructed, an approximately three (3) foot strip of land upon which the office building is encroaching (the “Encroachment Parcel”).

Purchaser represents and covenants that such conveyance will not adversely affect the Property or its use and occupancy and will be in compliance with all laws, rules, regulations and ordinances and shall not breach or violate any existing agreement with or relating in any way to the City of Glendale, the Community Development Authority of the City of Glendale or Glendale Medical Development Partners, LLC. In connection therewith, Purchaser also acknowledges that Seller and Glendale Medical Development Partners, LLC will, prior to Closing: (i) enter into any necessary amendments, if any, to existing agreements so that such conveyance does not violate said agreements including but not limited to that certain Reciprocal Easement and Protective Covenant Agreement and (ii) deliver to Purchaser all documents relating to Seller’s conveyance of the Encroachment Parcel to Glendale Medical Development Partners, LLC.

2. Exclusion of Liabilities and Obligations.

     Except for Assumed Liabilities (as defined herein), Purchaser does not assume, and shall not be obligated to pay, perform or discharge any taxes, debts, liabilities or any other obligations of Seller or its Members, partners, officers or employees of any kind or nature, whether actual, contingent or approved, known or unknown as of the Closing Date (the “Excluded Liabilities”), including, without limitation the following: (a) obligations relating to environmental liabilities relating to the Property or the Assets which resulted from actions or omissions prior to Closing; (b) Seller’s workers’ compensation account or premiums, employee compensation, pension, profit sharing, deferred compensation or other qualified or non-qualified benefit programs (including Seller’s group health insurance plan); (c) liabilities for current or deferred income taxes, taxes in any way related to the Property, the Hospital, Seller’s personal property or the Assets relating to periods through Closing; (d) any contract liabilities or obligations or claims not expressly included within the Assumed Liabilities, including by way of example, professional service agreements, medical director agreements, written employment contracts and written agreements with the City of Glendale or any division of said municipality (i.e., Community Development Authority), except for those certain ongoing obligations of Seller under the Development Agreement (as defined in Section 12.F below) which Purchaser shall be obligated to assume (the “Development Agreement Obligations”); (e) liabilities for medical malpractice or other claims related to tortious, reckless or intentional acts claimed in any way against the Hospital or any of its employees, staff, owner’s, members, partners, agents, contractors, vendors, patients or guests which resulted from actions or omissions prior to Closing; (f) utility charges through the Closing Date; (g) any liabilities arising under any payor contracts or programs, including without limitation, the Medicare and Medicaid programs, including recapture or recoupment of previously paid or reimbursed expenses and liabilities for false claims; (h) obligations and liabilities arising from Seller ceasing operations, including without limitation, liability under state or federal plant closing laws; and (i) accounts payable of any kind unless included within the Assumed Liabilities.

3. Assumed Liabilities.

     In addition to the Purchase Price (as hereinafter defined) and as further consideration provided by Purchaser for the transactions contemplated within this Agreement, Purchaser agrees to assume the liabilities set forth below which shall be referred to as the “Assumed Liabilities”:

     A. Leasehold obligations of Seller and the Members of Seller, to Glendale Medical Development Partners, LLC, as office tenants for the office building being constructed by Glendale Medical Development Partners, LLC, on the parcel adjacent to the Hospital (the “MOB Leases”); provided such leasehold liabilities are (i) binding on Seller and/or its Members as of the Effective Date, without contingency; (ii) transferred and assigned to Purchaser in a form reasonably acceptable to Purchaser; and (iii) are listed on attached Exhibit B.

     B. Leasehold liabilities of Seller, for furniture, fixtures and medical/non-medical equipment (excluding computers) utilized by Seller to operate the Hospital (the “Equipment Leases”) provided such leasehold liabilities are (i) binding on Seller as of the Effective Date, without contingency; (ii) transferred and assigned to Purchaser in a form reasonably acceptable to Purchaser; and (iii) are listed on attached Exhibit B.

     C. Reciprocal Easement and Protective Covenant Agreement dated March 3, 2004 between Seller and Glendale Medical Development Partners, LLC.

     D. The Development Agreement Obligations of Seller.

     E. Seller shall be responsible for obtaining all necessary third-party consents, if any (the “Consents”) for the transfer of the Assumed Liabilities to Purchaser.

4. Purchase Price.

     A. The aggregate purchase price for the Property and the Assets shall be $42,500,000 (the “Purchase Price”). The Purchase Price shall be payable to Seller at Closing by wire transfer or other funds acceptable to Seller.

     B. No later than fifteen (15) business days after the Effective Date, Seller shall deliver a written proposal to Purchaser allocating the Purchase Price, subject to Purchaser’s approval which shall not be unreasonably withheld, conditioned or delayed.

5. Purchaser’s Inspection of Property.

     A. Access to the Property. Commencing on the Effective Date and continuing through Closing (the “Access Period”), Purchaser, its representatives, agents and contractors shall, at all reasonable times, have the privilege of going upon the Property, as needed, to inspect, examine and test the Property and the Assets, including, but not limited to conducting investigations of the physical status of the Property and the engineering of the Property. This privilege shall also include, but not be limited to, the right to obtain any relevant information necessary to determine subsurface and topographic environmental conditions (including Phase I and Phase II testing if necessary), soil tests, asbestos analysis and mold sampling, all of which tests, studies and reviews shall be performed at Purchaser’s sole cost and expense. Any damage to the Property resulting from Purchaser’s inspections or testing of the Property, including disturbance of the surface or subsurface soils of the land, shall be restored, at Purchaser’s sole cost and expense, to substantially the condition existing as of the Effective Date.

     B Seller to Provide Documents. Seller represents and warrants that it has provided to Purchaser, prior to the date hereof, copies of any and all documents that are material to the ownership and/or operation of the Property and the Assets, in Seller’s possession, or in the possession of third parties but accessible by Seller, which shall include, but not be limited to the following: appraisals, environmental reports, surveys, soil condition reports, as-built drawings, engineering and/or architectural drawings of the improvements and mechanical, electrical or plumbing systems on the Property and all documents and/or leases that are material to the Assumed Liabilities including, but not limited to, the MOB Leases and the Equipment Leases. If the transaction contemplated within this Agreement does not close, Purchaser shall return all documents to Seller within five (5) business days from the date this Agreement is terminated.

6. Title.

     Purchaser has obtained a preliminary title commitment for the Property issued by a title company licensed to issue title insurance in the State of Wisconsin (the “Title Company”). At Closing, Seller shall convey and transfer to Purchaser good, indefeasible, fee simple and marketable title to the Property free and clear of all liens and encumbrances except municipal zoning ordinances, recorded building and use restrictions and covenants and general taxes levied in the year of Closing (the “Permitted Title Exceptions”). Such conveyance and transfer by Seller to Purchaser shall also be sufficient to enable the Title Company to issue its extended coverage ALTA Owner’s Policy of Title Insurance with the standard exceptions therein deleted (the “Title Policy”) in the amount of the Purchase Price allocated to the Property, subject only to the Permitted Title Exceptions. Seller agrees not to further alter or encumber in any way, title to the Property or Assets after the Effective Date.

7. Closing.

     The closing of the purchase and sale contemplated in this Agreement shall take place on a date determined by Seller which is prior to December 15, 2004, but in no event shall the closing be earlier than two (2) days after Seller has ceased operations (the “Closing Date” or “Closing”). The Closing shall take place at the offices of Purchaser or at such other time, such other place, or on such other date as may be mutually agreed upon by the parties.

     A. Deliverables. At Closing. Seller shall deliver to Purchaser all of Seller’s Deliverables required of Seller as set forth in Section 9, below, and Purchaser shall deliver to Seller the Purchase Price.

     B. Possession. Seller shall deliver possession of the Property and Assets to Purchaser, at Closing, free and clear of any and all encumbrances except for the Assumed Liabilities and the Permitted Title Exceptions.

     C. Transfer Taxes. Seller shall pay any transfer tax or any like or similar transfer tax or imposition due upon the transfer of the Property or the Assets.

     D. Seller’s Closing Costs. Seller shall pay the costs of any cure of title defects required of Seller hereunder, the cost of the title examination, title endorsements and premium insuring Purchaser’s fee simple interest in the Property, and the fees and expenses of Seller’s attorneys.

     E. Purchaser’s Closing_Costs. Purchaser shall pay the recording costs, costs of any investigations, studies and appraisals conducted by Purchaser, and the fees and expenses of Purchaser’s attorneys.

     F. Closing Fees. Seller shall pay the fees charged by the Title Company in connection with closing and any escrow services which may be provided by the Title Company,

8. Adjustments.

     The following items shall be credited, debited and otherwise adjusted through the Closing Date and the resulting calculations shall be an adjustment to the Purchase Price, payable at Closing, unless otherwise so provided.

     A. Taxes. All (i) ad valorem and real estate taxes with respect to the Property and (ii) all personal property taxes related to the Assets, accrued or payable for the current year, shall be prorated as of the Closing Date with Seller receiving a credit for any such taxes paid in advance for any period after the Closing Date or with Purchaser receiving a credit for the period prior to and including the Closing Date for which such taxes have not been paid by Seller. Seller shall pay all assessments contemplated with respect to or levied upon the Property prior to Closing. In the event that tax bills for the current year’s taxes are not available on the Closing Date, taxes shall be prorated based upon the tax bills for the previous year and increased or decreased based upon any known increase or decrease in the assessed valuation or the tax rate. Seller and Purchaser hereby agree that the parties shall, if necessary, re-prorate the taxes when actual tax bills for the current year are available after the Closing.

     B. Utility Charges. Any utility charges that have been billed prior to the Closing Date shall be paid by Seller before Closing; all such charges that have accrued but are not billed prior to the Closing Date, shall be charged to Seller, as accrued through the Closing Date, as a credit against the Purchase Price.

     C. Other Liens and Encumbrances. On or before the Closing Date, Seller shall cause any and all assessments, liens, and encumbrances affecting the Property and Assets, which are not Permitted Title Exceptions, including without limitation, any mechanic’s lien, security interest, mortgage or deed of trust, to be satisfied and released. The proceeds due at Closing may be applied by Purchaser or Seller to satisfy or pay any assessments, liens, encumbrances, interests or other charges affecting the Property, which are to be paid, satisfied or released pursuant to this Agreement,

9. Conveyances and Deliveries at Closing.

     On the Closing Date, Seller shall execute and deliver or cause to be delivered to Purchaser the following, which shall be referred to as “Seller’s Deliverables”;

     A. Bill of Sale. A bill of sale transferring and conveying to Purchaser good title to the Assets, free and clear of all liens, security interests and exceptions of any kind and nature whatsoever,

     B. Assignment and Assumption of Assumed Liabilities. An assignment and assumption of all rights and obligations arising from all Assumed Liabilities assumed by and assigned to Purchaser by Seller, in a form reasonably acceptable to Purchaser and in compliance with Section 3, above. Seller shall also deliver all necessary third-party consents for Purchaser to assume the Assumed Liabilities.

     C. Special Warranty Deed. A Special Warranty Deed transferring and conveying to Purchaser marketable fee simple title to the Property, free and clear of all liens and encumbrances, except only the Permitted Title Exceptions.

     D. Non-Foreign Person Affidavit. An affidavit from Seller in form reasonably satisfactory to Purchaser, certifying that Seller is not a foreign person or entity or non-resident alien under Section 1445 of the Internal Revenue Code of 1986, as amended.

     E. Title Commitment. The Title Policy (or a final markup of the title insurance commitment accepted by Purchaser) at the Closing.

     F. Affidavit of Title. Such affidavits (including but not limited to an owner’s affidavit of liens and possession), gap indemnity agreements, and other evidence of title from Seller, as may be required by the Title Company, on or in forms customarily used by the Title Company, in order to enable the Title Company to issue the Title Policy subject only to the Permitted Title Exceptions, without the standard exceptions and without exception for mechanics or materialmen’s liens, other statutory liens, or for the rights of parties in possession, and with such endorsements or affirmative coverage as Purchaser shall reasonably require.

     G. Lien Waivers. Fully executed lien waivers for all materials and labor supplied to Seller for work performed at the Property within twelve (12) months of the Closing.

     H. Closing Statement. A closing statement accurately setting forth the prorations and adjustments to the Purchase Price as required by this Agreement and such disbursements from the sale proceeds as shall be necessary to pay such costs, and satisfy such liens, taxes, assessments and other encumbrances as required by this Agreement.

     I. Certificate. A statement certifying that (a) all obligations, agreements, promises, and covenants to be performed by Seller under this Agreement have been duly performed; and (b) the warranties, representations and covenants by Seller made pursuant to this Agreement are still true as of the Closing Date.

     J. Assignment of Warranties. To the extent warranties are assignable, an assignment of warranties for the Property shall be included in the Bill of Sale, which shall include but not be limited to, any warranties related to the construction of the improvements on the Property, transferring and assigning to Purchaser all right, title, claim and interest in and to any warranties or guarantees concerning the Property which have not by their terms expired, together with the originals of any agreements or certificates evidencing the same.

     K. Noncompetition Agreements. Noncompetition Agreements from the members of Seller (and including MedCath ) to the extent required by Purchaser and in form attached hereto as Exhibit C.

     L. Lease Termination Agreement. A lease termination agreement for the lease between Seller and Wilson Heart Care Associates, Ltd. dated April 30, 2004.

     M. Certificate of Compliance. A Certificate of Compliance issued by the City of Glendale pursuant to all applicable ordinances.

     N. Assignment of Rights and Privileges Under Declaration. An assignment of Seller’s rights and privileges under the Declaration of Restrictive Covenants of the Community Development Authority of the City of Glendale dated the 10th day of May, 2004, and recorded as Document No. 8280600.

10. Seller’s Representations, Warranties and Covenants.

     Seller, as of the date of execution of this Agreement by Seller, represents, warrants and covenants to and with Purchaser as follows (for purposes of this Section 10, the term “Seller’s Knowledge” or “Knowledge” means knowledge that the following individuals actually knew or should have known: the President or the Vice Presidents of the Hospital or the President or any Vice President of MedCath Incorporated or MedCath Corporation):

     A. Title to Property and Assets. Seller is the owner of good, fee simple, indefeasible and marketable title to the Property and good and valid title to the Assets, free and clear of all liens, claims, encumbrances and restrictions of any kind and nature, except for the Permitted Title Exceptions. As of the Closing, except for the Assumed Liabilities, there are no leases, licenses, option agreements, rights of first refusal or purchase agreements affecting the Property or the Assets, or any parties having any right to possession of the Property or the Assets, and there are no other parties in possession of the Property or the Assets other than Seller.

     B. Compliance of Property With Zoning and Other Laws. To Seller’s Knowledge, the Property and the Assets, including without limitation all improvements thereon, conform to and comply with all applicable zoning, building code and applicable law and ordinances and regulations for operation as a hospital where the failure to so comply would have a material adverse effect on the Property or the Assets and Seller has not received any written notification from any governmental or public authority that the Property or the Assets violate any existing laws or that any work is required to be done upon or in connection with the Property or the Assets to comply with any applicable law.

     C. Environmental Matters. Seller has not used, nor authorized, nor knowingly allowed the use of the Property or the Assets, and to Seller’s Knowledge, and except as disclosed in any environmental reports delivered to Purchaser or obtained by Purchaser, the Property or the Assets have never been used for the generating, handling, treatment, storage, disposal or release of any hazardous substance, hazardous material, hazardous waste, solid waste, toxic substance, petroleum or petroleum products, asbestos, radioactive materials, lead-based paint or other words of similar import (herein collectively referred to as “Hazardous Substances”) referred to or defined as such under any applicable local, state or federal law, statute, ordinance, requirement or regulation relating to public health and safety, the protection of the environment or the discharge of solid, liquid or gaseous waste into the environment or the placement of structures or materials into any waters or otherwise affecting the environment (hereinafter collectively referred to as “Environmental Laws”), except for Hazardous Substances used, stored or disposed of in the ordinary course of Seller’s business in compliance with applicable Environmental Laws. Seller has not used, nor authorized, nor Knowingly allowed the use of the Property or the Assets, and, to Seller’s Knowledge and except as disclosed in any environmental reports delivered to Purchaser or environmental reports obtained by Purchaser, the Property or the Assets have never been used, in any manner other than in material compliance with all Environmental Laws. In addition, Seller represents and warrants the following with respect to the period of time during which Seller has owned the Property:

     (i) Seller has received no written notice and to Seller’s Knowledge, there are no claims, actions, suits, proceedings or investigations related to Hazardous Substances pending or threatened against Seller with respect to the ownership, use, condition, or operation of the Property or the Assets, in any court or before or by any federal, state or other governmental or quasi-governmental agency or private arbitration tribunal (hereinafter collectively referred to as “Environmental Litigation”);

     (ii) To Seller’s Knowledge, no release, discharge, spillage or disposal not in compliance with Environmental Laws of any Hazardous Substance (i) has occurred (except for releases, discharges, spillage or disposal which have been investigated, removed or remediated to the extent required by applicable Environmental Law, or (ii) is occurring at the Property;

     (iii) To Seller’s Knowledge and except as may be disclosed in any environmental reports delivered to Purchaser, no soil or water in or under or adjacent to the Property is contaminated by any Hazardous Substance, in any manner or degree requiring further investigation, removal or remediation under applicable Environmental Laws;

     (iv) All waste originating at or from the Property or the Assets containing any Hazardous Substance generated, used, handled, stored, treated or disposed of (directly or indirectly) by Seller and any of Seller’s current or former affiliates and by Seller’s contractors has been disposed of in compliance with all applicable Environmental Laws;

     (v) To Seller’s Knowledge and except as may be disclosed in any environmental reports delivered to Purchaser or obtained by Purchaser, the Property has never been used as a landfill, dump, service station or dry cleaning facility.

     D. Ownership and Condition of Assets. Seller has no Knowledge of any material problems or defects in any of the Assets or the Property. Commencing on the Effective Date and continuing through Closing, Seller shall maintain and utilize all inventory for operation of the

Hospital at substantially the same levels as in the ordinary course of the Hospital’s business. Seller shall not sell, transfer or use Seller’s supplies, consumables, pharmaceuticals and other inventory outside of its ordinary course of business, or otherwise cause the value of Seller’s supplies, consumables, pharmaceuticals and other inventory to substantially decrease from the value as stated on the year to date August 2004 financial statement previously given to Purchaser by Seller, without the written consent of Purchaser.

     E. Employee Benefit Plans. The phrase, “Employee Benefit Plans,” shall be defined as all employee benefit plans, programs, written agreements or handbooks (including, without limitation, those providing any bonus, deferred compensation, excess benefits, profit sharing, pension, thrift, savings, salary continuation, severance, retirement, supplemental retirement, short- or long-term disability, dental, vision care, hospitalization, major medical, life insurance, accident insurance, vacation, holiday and/or sick leave pay, tuition reimbursement, executive perquisite or other employee benefits) under which or to which Seller contributes to or for the benefit of present and former members, employees, consultants and other agents of Seller or has so contributed at any time. All of the Employee Benefit Plans in all material respects have been, and up to the Closing Date will continue to be, in compliance, both with respect to plan operation and documentation, with ERISA, COBRA, the Internal Revenue Code, as amended, the Americans with Disabilities Act, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, the Equal Pay Act of 1963, as amended, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, all other federal or state laws regulating employment and employee benefits, and all regulations and rulings issued by government agencies responsible for the administration or enforcement of one or more of those laws. To Seller’s Knowledge, no Employee Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof, nor any other “disqualified person” or “party in interest,” has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code. Neither Seller nor any other fiduciary of an Employee Benefit Plan has breached any duty owed by Seller or the fiduciary to the participants and beneficiaries of the Employee Benefit Plan. There are no actions, suits or claims pending or, to Seller’s Knowledge, threatened (other than normal claims for benefits) against any Employee Benefit Plan or the assets thereof.

     F. Authority. Seller and MedCath have the full power and authority to enter into and perform their obligations under the terms of this Agreement and this Agreement is the valid and legally binding obligation of Seller and MedCath, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar law or general principles of equity.

     G. Compliance with Laws and Contracts. From the Effective Date through Closing, Seller shall continue to comply in all material respects with all laws, ordinances, regulations and orders relating to the Property and the Assets (including, without limitation, the Environmental Laws) and Seller shall further comply in all material respects with the requirements of all liens and encumbrances, agreements and other contractual arrangements to which the Property, Seller or the Assets are subject and make all payments required to be paid thereunder.

     H. Notice of Revision of Representations Due to Discovery of New Facts. Seller shall notify Purchaser promptly if, prior to the Closing Date, Seller becomes aware of the existence of any fact, transaction, event or occurrence which has made or could reasonably be expected to make any of the warranties and representations of Seller under this Agreement not true with the same force and effect as if made on or as of the date hereof.

     I. Agreements Regarding Property. From the Effective Date through Closing, except pursuant to this Agreement and as contemplated in Section 1.D above, Seller shall not (a) transfer any interest in the Property or the Assets, (b) create any easements, liens, mortgages or encumbrances affecting the Property or Assets, (c) enter into any development or other agreements affecting the Property, or enter into any leases relating to the Property or the Assets, (d) enter into any service, supply, maintenance or other contracts pertaining to the Property or Assets that cannot be canceled without penalty at or before Closing (except as consented to in writing by Purchaser) or (e) permit any changes to the zoning classification of the Property (except as consented to in writing by Purchaser).

     J. Notice and Defense of Actions. From the Effective Date through Closing, Seller shall promptly deliver to Purchaser notice of, and if the same could reasonably be expected to adversely affect the Property, shall defend, at Seller’s sole expense, all actions, suits, claims, demands and other proceedings or matters affecting the Property, or the use, possession or occupancy thereof.

     K. Maintenance of Property. From the Effective Date through Closing, Seller shall keep and maintain all improvements located on the Property and the Assets in substantially the same condition as the Property and Assets were on the Effective Date and in compliance with all applicable laws. Except as required above to keep and maintain the Property or the Assets, Seller shall make no material changes, alterations or improvements to the Property or the Assets.

     L. Exclusive Dealing. In consideration of the substantial time and expense to be incurred by Seller and Purchaser in investigating the transaction contemplated within this Agreement, Seller agrees that, as of the Effective Date until the Closing or earlier termination of this Agreement, Seller will not, directly or indirectly, through any member, officer, director, agent or otherwise, solicit or initiate, discuss or negotiate, or encourage submission of proposals or offers from any entity or individual other than Purchaser, relating to the sale or other disposition of the Hospital, the Property or the Assets. Seller agrees that the obligations created under this Section 10.L can be enforced by Purchaser through remedies at law or in equity, including injunctive relief, in which case Seller will pay all costs incurred by Purchaser if Purchaser is successful in seeking such relief, including, but not limited to. reasonable attorneys’ fees incurred by Purchaser,

     All of the representations, warranties and covenants of Seller set forth above or elsewhere in this Agreement shall survive Closing, subject to Section 17, below. From and after the Effective Date, Seller shall not take any action, or fail to take any action, which would result in a breach of any warranty, representation or covenant contained in this Agreement or result in Seller’s inability to reaffirm any warranty, representation or covenant at Closing, as required hereunder.

11. Purchaser’s Representations and Warranties and Covenants.

     A. Purchaser, as of the date of the execution of this Agreement by Purchaser, represents and warrants to Seller as follows:

     (i) Purchaser is a non-stock, not-for-profit corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. Purchaser has the full power and authority to enter into this Agreement, and this Agreement is the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar law or general principles of equity.

     (ii) No consent, authorization, or approval of, or filing with or notice to, any governmental authority or third-party is required as a condition to Purchaser’s execution, delivery or performance of this Agreement. The execution, delivery and performance of this Agreement by Purchaser will not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event, which with the giving of notice or passage of time or both, will become a default under, or result in the creation of any lien on Purchaser or any of its assets pursuant to any of the terms, conditions or provisions of any law, statute, rule, regulation, order, judgment or decree to which Purchaser is subject, the articles of incorporation or bylaws (or other governing organizational instruments) of Purchaser or under any indenture, mortgage, lease, loan agreement or other agreement or instrument binding upon Purchaser. No order, action, suit or proceeding is pending or threatened against Purchaser that (a) questions the validity or legality of this Agreement or the transactions contemplated hereby or (b) seeks to prevent the consummation of the transactions contemplated by this Agreement.

     (iii) Purchaser has sufficient funds immediately available to consummate the transactions contemplated by this Agreement.

     B. Seller’s Employees and Emergency Room Physicians.

     (i) Seller shall be responsible for and shall satisfy all of its obligations to the employees of the Hospital (the “Seller Employees”) with respect to the period of their respective employment by Seller (including, without limitation, COBRA obligations and obligations under Wisconsin health care continuation of benefits laws).

     (ii) Immediately after the Effective Date, Purchaser and/or Purchaser’s emergency room provider will commence a process to interview, consistent with Purchaser or Purchaser’s emergency room provider’s current hiring practices, policies and procedures, the six (6) emergency room physicians who provide emergency room services to Seller. Purchaser will use reasonable efforts and Purchaser will cause its emergency room provider to use reasonable efforts to hire or otherwise contract with the six (6) emergency room physicians who provide emergency room services to Seller.

12. Conditions Precedent to Obligations of Purchaser.

     The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing, of each and every one of the following conditions, all or any of which may be waived, in whole or in part, by Purchaser for purposes of consummating such transactions, but without prejudice to any other right or remedy which Purchaser may have hereunder as a result of any misrepresentations by, or breach of any covenant or warranty of, Seller or the Members, employees or officers of Seller contained in this Agreement or any other certificate or instrument furnished by Seller:

     A. Third-Party Consents. Purchaser shall receive the Consents.

     B. Representations True at Closing. The representations and warranties made by Seller shall be true and correct in all material respects through Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing (except for changes contemplated by this Agreement which do not singly or in the aggregate have a material adverse effect on the Property or the Assets).

     C. Covenants of Seller. Seller shall have duly performed all of the covenants, acts and undertakings to be performed by it on or prior to the Closing.

     D. Seller Deliveries. Seller shall have delivered to Purchaser all of Seller’s Deliverables and all other documents required pursuant to this Agreement.

     E. Cease Hospital Operations. Seller shall cease all business and health care operations conducted by Seller at least two (2) days before Closing, but may conduct normal wind-down activities. Purchaser shall have access to the Property and the Assets after Seller’s business operations have ceased but at least two (2) days prior to Closing for the purpose of conducting inspections to determine that the Property and Assets are in the condition represented and as required to be transferred to Purchaser under this Agreement. All costs, responsibilities and obligations relating to ceasing the business operations of Seller, including without limitation, all responsibilities under any federal, state or local plant closing law, shall be the responsibility of Seller.

     F. City Of Glendale Development Agreement. Subject to the terms below, Purchaser intends to seek to cause the City of Glendale to release Purchaser from any use restriction associated with the Property contained in any document that limits the use of the Property as a cardiac hospital, including but not limited to the Declaration of Restrictive Covenants of the Community Development Authority of the City of Glendale (the “Declaration”) and that certain Development Agreement between Seller and the City of Glendale, dated May 10, 2002 (the “Development Agreement”) and Seller agrees to cooperate as reasonably requested. Assuming Seller has fulfilled its obligation to cooperate as set forth above, Purchaser may not fail to close nor terminate this Agreement solely because it has not obtained the release from the City of Glendale described in this Section 12.F.

     Purchaser agrees it will not attempt to claim property tax exemption relating to the Assets and Property as long as the Development Agreement survives and, if requested by the City of

Glendale or the Community Development Authority of the City of Glendale, Purchaser will confirm thereto Purchaser’s obligation to pay such property taxes. If, prior to Closing, as a result of pursuing the objectives identified in the paragraph above, the City of Glendale requires Purchaser to agree to, or indicates that it intends to impose, an increase in the assessed value of the Property or the personal property component of the Assets which are above those amounts for such values as provided in the Development Agreement, then Seller and Purchaser shall be responsible to pay the following percentages of any increase in the amount of taxes owed for the years identified in the paragraph below:

Increase in Taxes	CSM Percentage	HHM Percentage
0% - 10%	100%	0%
10% - 20%	90%	10%
20% - 30%	80%	20%
30% - 40%	70%	30%
40% - 50%	60%	40%
50% - 60%	50%	50%
60% - 70%	40%	60%
70% - 80%	30%	70%
80% - 90%	20%	80%
90% - 100%	10%	90%

The cost, if any, to be borne by Seller, will be measured as the present value of the incremental annual costs of taxes due under the Development Agreement for tax years 2005 through 2011, discounted to a present value at a discount rate of 10%. Any such cost due by Seller will be an adjustment to the Purchase Price.

Seller, in its sole discretion, may determine not to close this transaction if the cost to Seller, based upon the cost sharing agreement set forth in this Section 12.F results in Seller being liable to pay $2,500,000 or more.

13. Notices.

     All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given if made in writing and sent by (a) hand delivery; or (b) certified mail, return receipt requested; or (c) facsimile or telecopier, provided a confirming copy thereof is thereafter sent in accordance with (a), (b) or (c), or (d) nationally recognized overnight delivery service for next business day delivery (such as U.S. Express Mail, Federal Express, UPS or Airborne Express), with all postage, delivery and other charges paid by the sender and addressed to Purchaser or Seller, as applicable, as follows, or at such other address as each may request in advance in writing. Such notices delivered (i) by hand shall be deemed received upon actual delivery, (ii) by overnight delivery service shall be deemed received on the next business day, (iii) by facsimile or telecopier, on the date the sender receives either electronic or verbal or other acknowledgement of receipt (without regard to the date, if any, that the confirming copy is actually received), and (iv) if mailed, shall be deemed received upon the earlier of actual receipt or two (2) business days after mailing. Refusal of delivery shall be deemed effective delivery on the date said delivery was attempted. Said notice addresses are as follows:

If to Seller:	If to Purchaser:

c/o Charles Slaton	Amy L. Marquardt, Esq.
Chief Operating Officer	Columbia St. Maryu's, Inc.
MedCath Incorporated	Vice President Legal & Corporate
10720 Sikes Place	Responsibility Officer
Suite 300	4425 North Port Washington Road
Charlotte, NC 28277	Glendale, WI 53212
Telephone: 704-708-6600	Telephone: 414-326-1734
Facsimile: 704-708-5035	Facsimile: 414-326-1739

With a copy to:

Philip D. Song
General Counsel
MedCath Incorporated
10720 Sikes Place
Suite 300 Charlotte, NC 28277
Telephone: 704-708-6600
Facsimile: 704-708-5035

And a copy to:

Hal Levinson
Moore & Van Allen PLLC
100 North Tryon Street. Suite 4700
Charlotte, North Carolina 28202-4003
Telephone: 704-331-1050
Facsimile: 704-378-2050

14. Condemnation: Casualty.

     In the event that prior to the Closing Date (a) there shall be instituted against any material portion of the Property or material access thereto any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or should Seller receive notice that such proceedings are threatened or have been commenced against the Property (hereinafter collectively referred to as “Condemnation Proceedings”) or (b) there shall occur any fire, casualty or damage substantially affecting the physical condition of the Property or the Assets or any portion thereof (hereafter collectively a “Casualty”), then Seller shall give Purchaser immediate notice thereof and Purchaser shall have the right to terminate this Agreement by written notice to Seller within ten (10) days after Purchaser receives notice of such Condemnation Proceedings or Casualty and this Agreement shall be null and void and neither party hereto shall have any further rights, obligations or liabilities hereunder except as otherwise specifically provided in this Agreement to survive any termination or expiration hereof. In the event that Purchaser shall not elect to terminate this Agreement pursuant to this Section 14, Purchaser shall be obligated to close the purchase and sale contemplated hereby less the portion of the Property so taken or subject to said Condemnation Proceedings or subject to the damage caused by the Casualty without adjustment of the Purchase Price and Seller shall assign or pay to Purchaser at Closing all of Seller’s right, title and interest in any condemnation award or insurance proceeds payable on account of such Condemnation Proceedings or Casualty or pay to Purchaser all such awards or proceeds previously paid and Seller shall have no obligation to repair or restore the Property. The Closing Date shall be extended, if necessary, to permit ten (10) days for Purchaser to make Purchaser’s election as set forth above.

15. Brokers.

     Seller and Purchaser hereby warrant and represent to the other that such party has not employed (expressly or implied) any investment banker, agent, broker or finder and has made no agreement (express or implied) to pay any agent’s or broker’s commissions or finder’s fees in connection with the Property or the transactions contemplated by this Agreement, except Seller’s agreement with Cain Brothers, all fees under which shall be the responsibility of Seller. Seller and Purchaser shall and do hereby indemnify and defend the other against, and hold the other harmless of and from any and all claims, demands and liabilities for any breach of the foregoing representation and warranty and for any commission or fee payable to or claimed by any agent, broker or finder by the indemnifying party or with whom the indemnifying party made or is alleged to have made an agreement (express or implied) to pay any agent’s, broker’s commission or a finder’s fee. This Section 15 shall survive any termination or expiration hereof prior to Closing.

16. Default.

     A. Purchaser Default. In the event that Purchaser defaults in the observance or performance of its material covenants and obligations hereunder, after written notice by Seller to Purchaser of such default and Purchaser’s failure to cure or commence the cure thereof within fifteen (15) days after receipt of such notice. Seller, at Seller’s option and election, shall be entitled to pursue any or all rights or remedies as may be provided hereunder and at law, in equity or otherwise, including without limitation to terminate this Agreement, to sue Purchaser for specific performance of this Agreement, or to pursue an action for damages resulting from Purchaser’s breach hereunder.

     B. Seller Default. In the event that Seller defaults in the observance or performance of its material covenants and obligations hereunder, after written notice by Purchaser to Seller of such default and Seller’s failure to cure or commence the cure thereof within fifteen (15) days after receipt of such notice, Purchaser, at Purchaser’s option and election, shall be entitled to pursue any or all rights or remedies as may be provided hereunder and at law, in equity or otherwise, including without limitation to terminate this Agreement, to sue Seller for specific performance of this Agreement, or to pursue an action for damages resulting from Seller’s breach hereunder.

17. Seller’s Indemnification of Purchaser.

     A. Seller’s Indemnification. Seller shall defend and hold Purchaser harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that Purchaser shall incur or suffer, which arise or result from any inaccuracy or breach of any of the representations or warranties of Seller, or any failure by Seller to perform any of the covenants or agreements in this Agreement or other instrument furnished or to be furnished by Seller under this Agreement or resulting from or arising out of the ownership or operation of the Property or the Assets prior to Closing (including but not limited to any agreements with the City of Glendale but subject to the terms of this Agreement). In addition, Seller will indemnify and hold harmless Purchaser and will reimburse Purchaser for any cost, liabilities, damages, penalties, attorneys’ fees, and costs arising from or in connection with state or federal plant closing laws in regard to any of Seller’s Employees. Purchaser shall promptly notify Seller of the existence of any claim, demand or other matter to which Seller’s indemnification would apply, and shall give Seller a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided, however, Purchaser shall at all times have the right to participate in any such defense at its own expense. If Seller shall, within a reasonable time after such notice, fail to defend, Purchaser shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Seller. Notwithstanding anything herein to the contrary, in no event shall the aggregate indemnity obligation of Seller for breaches of representations or warranties in this Agreement exceed the Purchase Price.

     MedCath shall be jointly and severally liable for Seller’s indemnification obligations as set forth in this Section 17.A up to the following amount: Two Million Dollars ($2,000,000) for the period from the Closing through the first twelve (12) months after the Closing (including for any claims pending at the end of such twelve-month period), which maximum amount shall be reduced to One Million Dollars ($1,000,000.00) for the period from the thirteenth (13th) month through the (24th) month after Closing (including for any claims pending at the end of such twelve-month period). Notwithstanding the foregoing, in no event shall MedCath’s aggregate liability under this Section 17.A exceed Two Million Dollars ($2,000,000.00).

     No amount of indemnity shall be payable by Seller in the case of claims by Purchaser for any breach of a representation or warranty, until and only to the extent that Purchaser has suffered or incurred actual losses resulting from such breaches aggregating in excess of $100,000, whereupon Purchaser shall be entitled to claim indemnification only for the amount in excess of $100,000, subject to the other limitations set forth herein.

     The representations and warranties of each of the parties set forth in this Agreement shall survive the Closing and continue until the date that is twenty-four (24) months after the Closing Date, at which time they shall expire and be of no further force and effect; provided that the representations and warranties of Seller regarding ownership of the Property and the Assets and authority to enter into this Agreement set forth in Sections 10.A and 10.F, respectively, shall survive indefinitely, and the representations and warranties regarding environmental matters set forth in Section 10.C shall survive until the third anniversary of the Closing Date at which time they shall expire and be of no further force and effect. Notwithstanding the foregoing, any claim that is asserted in writing prior to the applicable survival end date shall survive until such claim is finally resolved and satisfied.

     B. Purchaser’s Indemnification. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, which Seller shall incur or suffer, which arise, result from or relate to (i) any inaccuracy of, breach of, or failure by Purchaser to perform any of its representations, warranties, covenants or agreements in this Agreement, or (ii) the ownership or use of the Property or Assets after the Closing. Seller shall promptly notify Purchaser of the existence of any claim, demand or other matter to which Purchaser’s indemnification obligations would apply, and shall give Purchaser a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided, however, Seller shall at all times have the right to fully participate in any such defense at its own expense. If Purchaser shall, within a reasonable time after such notice, fail to defend, Seller shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of Purchaser.

18. General Provisions.

     A. Change of Name. Simultaneously with Closing, Seller shall amend its Articles of Organization to change its corporate name to a new name which is not related to or similar to or contain the name “Heart Hospital of Milwaukee” or any derivation of the foregoing. Seller shall make available for review duplicate originals of the Amendment to Articles of Organization accomplishing the foregoing, together with checks for the appropriate filing and recording fees to Purchaser at Closing. Seller shall file the Amendment to Articles of Organization with the Secretary of State of Delaware promptly after Closing.

     B. Bulk Sales Law. In the event this transaction is in any way governed by the Bulk Transfers Law set forth in Chapter 406 of the Wisconsin Statutes (“Bulk Transfer Law”), Seller assumes sole responsibility to comply with the Bulk Transfer Law and Seller agrees to indemnify and hold Purchaser harmless from any and all loss, expense, claim, damage or liability, including all attorneys’ fees and costs that Purchaser may incur or become subject to by reason of Seller’s noncompliance with the Bulk Transfer Law.

     C. Agreement Binding. This Agreement shall be binding upon each party hereto and such party’s successors and assigns and shall inure to the benefit of each party hereto and such party’s successors and assigns.

     D. Entire Agreement.This Agreement and all the exhibits referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

     E. Execution Necessary. This Agreement shall not be binding upon Seller or Purchaser until fully executed and delivered by Seller or Purchaser, as the case may be, and no action taken by Seller or Purchaser shall be deemed an acceptance of this Agreement until this Agreement has been so executed by Seller and Purchaser and delivered to each party as provided herein. In the event of delivery by facsimile, such delivery shall be binding as if an original had been delivered and the delivering party covenants and agrees that originals will be sent that same day by overnight delivery.

     F. Time is of the Essence. Time is of the essence of the transaction contemplated by this Agreement.

     G. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Wisconsin.

     H. Survival. The provisions of this Agreement shall survive the Closing of this transaction subject to the limitations set forth herein, and shall survive to the extent, but only to the extent, expressly set forth herein with respect to any termination or expiration hereof prior to Closing.

     I. Interpretation; Effective Date. The titles, captions and section headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any time period under this Agreement ends on a day other than a Business Day (as hereinafter defined), then the time period shall be extended until the next Business Day. The term “Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State in which the Property is located. All references in this Agreement to the “Effective Date” shall be deemed to refer to the date of acceptance of this Agreement as evidenced by the date below on which the last party to execute this Agreement did so execute, and such date shall thereafter be inserted in the first paragraph hereof.

     J. Waiver. Purchaser or Seller, as the case may be, reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of the party so waiving.

     K. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, taken as a whole, shall be deemed to be one (1) original. This Agreement shall be deemed fully executed when each party whose signature is required has signed and delivered at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

     L. Assignment. This Agreement shall be binding upon the respective successors and assigns of the parties. Purchaser may assign this Agreement to any party and the assignee shall be deemed “Purchaser” for all purposes hereunder, but in the event of such assignment. Purchaser shall not be released from any liability or obligation under this Agreement.

     M. Non-Waiver. Unless otherwise expressly provided herein, no waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. Each party hereby reserves the right to waive any provision hereof made or intended for the benefit of the waiving party.

     N. Rights Cumulative. All rights, powers, options or remedies afforded to Seller or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

     O. Exhibits. The exhibits referred to in and attached to this Agreement are incorporated herein in full by reference.

     P. Confidentiality and Public News Announcements. The parties hereto agree to keep the terms of this Agreement confidential, provided that they may disclose the terms of this Agreement to their bankers, accountants and attorneys as necessary. No announcement with respect to this transaction shall be made by any party hereto prior to the Closing. Notwithstanding anything in this Agreement to the contrary, MedCath Corporation and its affiliates may make any public announcement regarding this Agreement or tile this Agreement with any governmental agency as required by any law, rule or regulation.

[SIGNATURES ON NEXT PAGE]

     IN WITNESS WHEREOF, the undersigned have, or have caused their duly authorized officers to, set their hands and seals hereto as of the day and year of their acceptance of this Agreement indicated next to their signatures.

SELLER: THE HEART HOSPITAL OF MILWAUKEE, LLC	PURCHASER: COLUMBIA ST. MARY’S. INC.

By: MILWAUKEE HOSPITAL MANAGEMENT, INC., its Manager	By:

Title:

Date:

By:

Title:

Date:

MEDCATH: MEDCATH CORPORATION

By:

Title:

Date:

EXHIBITS

“A” – Legal Description of Property

“B” – Assumed Liabilities

“C” – Physician and MedCath Form Non-Competition Agreements

EXHIBIT A

LEGAL DESCRIPTION OF PROPERTY

Lots 1 and 2 of Certified Survey Map No. 7458, recorded on August 23, 2004, Reel 5907, as Document No. 8848445, a division of Lots 1 and 2 of Certified Survey Map No. 7239, in the Southwest 1/4 and Southeast 1/4 of the Northeast 1/4 of Section 5, Town 7 North, Range 22 East, in the City of Glendale, County of Milwaukee, State of Wisconsin.

EXCEPTING THEREFROM that part of the aforedescribed premises lying within the bounds of Lot 2 of Certified Survey Map No. 7239, being a division of Parcel 1 of Certified Survey Map No. 7103, in the Southwest 1/4 and Southeast 1/4 of the Northeast 1/4 of Section 5, Town 7 North, Range 22 East, in the City of Glendale, County of Milwaukee, State of Wisconsin.

Part of Tax Key No. 234-8019

ADDRESS: 375 W. River Parkway

A-1

EXHIBIT B

ASSUMED LIABILITIES

MOB LEASES

1. That certain lease between Glendale Medical Development Partners, LLC and Seller dated June 10, 2004 for approximately 5,302 rentable square feet of floor area within the Medical Office Building.

2. That certain lease between Glendale Medical Development Partners, LLC and Seller dated June 4, 2004 for approximately 2,300 rentable square feet of floor area within the Medical Office Building.

3. That certain lease between Glendale Medical Development Partners, LLC and Seller dated June 11, 2004 for approximately 3,100 rentable square feet of floor area within the Medical Office Building.

EQUIPMENT LEASES

None.

B-1

EXHIBIT C

PHYSICIAN AND MEDCATH FORM NONCOMPETITION AGREEMENTS

PHYSICIAN MEMBER NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (this “Agreement”) is made and entered into as of the _____ day of ___, 2004, by and between _______, (the “Member”), and COLUMBIA ST. MARY’S, INC., a Wisconsin nonstock, not-for-profit corporation (the “Purchaser”).

WITNESSETH:

     WHEREAS, the Member is a member of The Heart Hospital of Milwaukee, LLC, a Delaware limited liability company (“Seller”);

     WHEREAS, Seller owns and operates the Heart Hospital of Milwaukee (the “Hospital”) located at 375 West River Woods Parkway in the City of Glendale, County of Milwaukee, Wisconsin;

     WHEREAS, Seller desires to sell to Purchaser the Hospital and certain assets related to the Hospital, and Purchaser desires to purchase the Hospital and such assets from Seller, pursuant to the terms and conditions of an Agreement for Purchase and Sale by and between Purchaser and Seller (the “Purchase Agreement”);

     WHEREAS, the Member, as a member of Seller, will derive substantial benefit from the purchase by Purchaser of the Hospital and certain other assets of Seller; and

     WHEREAS, in connection with the purchase by Purchaser of the Hospital and certain other assets of Seller, the Member has agreed to enter into this Agreement and to not compete with Purchaser on the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member and Purchaser hereby agree as follows:

     1. Covenant Not to Compete. The Member agrees that he and any affiliates he controls, may not, directly or indirectly, own all or any portion of, operate, manage, loan money to or hold any management position with, any business, entity, person or organization, or any affiliate thereof, that (a) owns or operates a hospital, (b) owns or operates a free-standing diagnostic or therapeutic center, a substantial portion of whose services is for patients with cardiac diseases, or (c) owns or operates a cardiac catheterization laboratory, within Milwaukee or Ozaukee Counties, Wisconsin for a period of three (3) years after the closing of the transactions contemplated by the Purchase Agreement; provided that nothing contained herein shall prevent any person from owning or acquiring an equity interest of less than five percent (5%) in any entity whose shares are listed on a national security exchange or regularly quoted in the over-the-counter market. Regardless of the above, the Member may (i) serve on the medical staff, perform professional physician services directly for patients and maintain privileges at any hospital or medical office, (ii) serve as medical director, medical staff officer, or serve on any committee at any hospital and at any other healthcare facility he/she chooses, and (iii) may lease, own, provide or use, at the physical location of his/her medical practice, in diagnosing and treating his/her own patients, any medical equipment or service used for diagnostic purposes or other medical equipment or service which is, within the standard of care of the Milwaukee medical community, provided by physicians within their medical practice.

     2. Effectiveness. The provisions of this Agreement will only become effective upon the closing of the transactions contemplated by the Purchase Agreement. In the event that such closing does not occur, this Agreement shall be null and void and of no further force or effect.

     3. Execution Necessary. This Agreement shall not be binding upon the Member or Purchaser until fully executed and delivered by the Member or Purchaser, as the case may be, and no action taken by the Member or Purchaser shall be deemed an acceptance of this Agreement until this Agreement has been so executed by the Member and Purchaser and delivered to each party as provided herein. In the event of delivery by facsimile, such delivery shall be binding as if an original had been delivered and the delivering party covenants and agrees that originals will be sent that same day by overnight delivery.

     4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Wisconsin.

     5. Interpretation. The titles, captions and section headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof.

     6. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, taken as a whole, shall be deemed to be one (1) original. This Agreement shall be deemed fully executed when each party whose signature is required has signed and delivered at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

     7. Non-Waiver. Unless otherwise expressly provided herein, no waiver by the Member or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to the Member or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by the Member or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. Each party hereby reserves the right to waive any provision hereof made or intended for the benefit of the waiving party.

     8. Rights Cumulative. All rights, powers, options or remedies afforded to the Member or Purchaser either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

     9. Assignment. This Agreement shall be binding upon the respective successors of the parties. The Member may not assign his rights or delegate his obligations under this Agreement to any other party. Purchaser may not assign its rights or delegate its obligations under this Agreement to any other party without the prior written consent of the Member.

     10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

     11. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either the Member or Purchaser under this Agreement shall be properly given if made in writing and sent by (a) hand delivery; or (b) certified mail, return receipt requested; or (c) facsimile or telecopier, provided a confirming copy thereof is thereafter sent in accordance with (a), (b) or (c), or (d) nationally recognized overnight delivery service for next business day delivery (such as U.S. Express Mail, Federal Express, UPS or Airborne Express), with all postage, delivery and other charges paid by the sender and addressed to Purchaser or the Member, as applicable, as follows, or at such other address as each may request in advance in writing. Such notices delivered (i) by hand shall be deemed received upon actual delivery, (ii) by overnight delivery service shall be deemed received on the next business day, (iii) by facsimile or telecopier, on the date the sender receives either electronic or verbal or other acknowledgement of receipt (without regard to the date, if any, that the confirming copy is actually received), and (iv) if mailed, shall be deemed received upon the earlier of actual receipt or two (2) business days after mailing. Refusal of delivery shall be deemed effective delivery on the date said delivery was attempted. Said notice addresses are as follows:

If to the Member:	If to Purchaser:

Amy L. Marquardt, Esq.
Columbia St. Mary’s, Inc.
Vice President Legal & Corporate
Responsibility Officer
Telephone: Facsimile:	4425 North Port Washington Road Glendale, WI 53212
Telephone: 414-326-1734
Facsimile: 414-326-1739

     IN WITNESS WHEREOF, the Member and Purchaser have executed this Noncompetition Agreement as of the date first above written.

MEMBER:

Name:

PURCHASER:

COLUMBIA ST. MARY’S, INC.

By:

Name:

Title:

NONCOMPETITION AGREEMENT

     THIS NONCOMPETITION AGREEMENT (this “Agreement”) is made and entered into as of the             day of November, 2004, by and between MedCath Corporation, a Delaware corporation (“MedCath Corp.”), MedCath Incorporated, a North Carolina corporation (“MedCath Inc.”), and COLUMBIA ST. MARY’S, INC., a Wisconsin non-stock, not-for-profit corporation (the “Purchaser”).

WITNESSETH:

     WHEREAS, MedCath Corp. and MedCath Inc. indirectly own a majority of the membership interests of The Heart Hospital of Milwaukee, LLC, a Delaware limited liability company (“Seller”);

     WHEREAS, Seller owns and operates the Heart Hospital of Milwaukee (the “Hospital”) located at 375 West River Woods Parkway in the City of Glendale, County of Milwaukee, Wisconsin; and

     WHEREAS, Seller desires to sell to Purchaser the Hospital and certain assets related to the Hospital, and Purchaser desires to purchase the Hospital and such assets from Seller, pursuant to the terms and conditions of an Agreement for Purchase and Sale by and between Purchaser and Seller (the “Purchase Agreement”);

     WHEREAS, MedCath Corp. and MedCath Inc. will derive substantial benefit from the purchase by Purchaser of the Hospital and certain other assets of Seller; and

     WHEREAS, in connection with the purchase by Purchaser of the Hospital and certain other assets of Seller, MedCath Corp. and MedCath Inc. have agreed to enter into this Agreement and to not compete with Purchaser on the terms hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Covenant Not to Compete. MedCath Corp., MedCath Inc., and all of their respective subsidiaries and controlled affiliates may not, directly or indirectly, own all or any portion of, operate or hold any management position with any business, entity, person or organization, or any affiliate thereof, that operates a hospital or provides any diagnostic, treatment or therapeutic services within Milwaukee or Ozaukee Counties, Wisconsin for a period of three (3) years after the closing of the transactions contemplated by the Purchase Agreement; provided that nothing contained herein shall prevent MedCath Corp. or MedCath Inc. or any of their respective subsidiaries or controlled affiliates from owning or acquiring an equity interest of less than five percent (5%) in any entity whose shares are listed on a national security exchange or regularly quoted in the over-the-counter market. This provision does not prohibit MedCath Corp., MedCath Inc. or any of their respective subsidiaries or controlled affiliates from entering into any business relationship of any type or nature regarding any healthcare facility or relationship outside of Milwaukee or Ozaukee Counties with a third party that has an interest of any type or nature in any competing facilities in Milwaukee or Ozaukee Counties, as long as MedCath Corp., MedCath Inc. and their respective subsidiaries and controlled affiliates have no economic interest in such competing facilities in Milwaukee or Ozaukee Counties.

     2. Effectiveness. The provisions of this Agreement will only become effective upon the closing of the transactions contemplated by the Purchase Agreement. In the event that such closing does not occur, this Agreement shall be null and void and of no further force or effect.

     3. Execution Necessary. This Agreement shall not be binding upon any party hereto until fully executed and delivered by the other parties hereto, and no action taken by any party hereto shall be deemed an acceptance of this Agreement until this Agreement has been so executed by the other parties hereto and delivered to each party as provided herein. In the event of delivery by facsimile, such delivery shall be binding as if an original had been delivered and the delivering party covenants and agrees that originals will be sent that same day by overnight delivery.

     4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Wisconsin.

     5. Interpretation. The titles, captions and section headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof.

     6. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, taken as a whole, shall be deemed to be one (1) original. This Agreement shall be deemed fully executed when each party whose signature is required has signed and delivered at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

     7. Non-Waiver. Unless otherwise expressly provided herein, no waiver by any party hereto of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to any party hereto upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by any party hereto of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained. Each party hereby reserves the right to waive any provision hereof made or intended for the benefit of the waiving party.

     8. Rights Cumulative. All rights, powers, options or remedies afforded to any party hereto either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law, unless expressly provided to the contrary herein.

     9. Assignment. This Agreement shall be binding upon the respective successors of the parties. No party hereto may assign its rights or delegate its obligations under this Agreement to any other party without the prior written consent of the other parties hereto.

     10. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

     11. Notices. All notices, consents, approvals and other communications which may be or are required to be given by any party under this Agreement shall be properly given if made in writing and sent by (a) hand delivery; or (b) certified mail, return receipt requested; or (c) facsimile or telecopier, provided a confirming copy thereof is thereafter sent in accordance with (a), (b) or (c), or (d) nationally recognized overnight delivery service for next business day delivery (such as U.S. Express Mail, Federal Express, UPS or Airborne Express), with all postage, delivery and other charges paid by the sender and addressed to the applicable party as follows, or at such other address as each may request in advance in writing. Such notices delivered (i) by hand shall be deemed received upon actual delivery, (ii) by overnight delivery service shall be deemed received on the next business day, (iii) by facsimile or telecopier, on the date the sender receives either electronic or verbal or other acknowledgement of receipt (without regard to the date, if any, that the confirming copy is actually received) and (iv) if mailed, shall be deemed received upon the earlier of actual receipt or two (2) business days after mailing. Refusal of delivery shall be deemed effective delivery on the date said delivery was attempted. Said notice addresses are as follows:

If to MedCath Corp. or MedCath Inc.:	If to Purchaser:

c/o Charles Slaton	Amy L. Marquardt, Esq.
Chief Operating Officer	Columbia St. Mary’s, Inc.
MedCath Incorporated	Vice President Legal & Corporate
10720 Sikes Place	Responsibility Officer
Suite 300	4425 North Port Washington Road
Charlotte, NC 28277	Glendale, WI 53212
Telephone: 704-708-6600	Telephone: 414-326-1734
Facsimile: 704-708-5035	Facsimile: 414-326-1739

With a copy to:

Philip D. Song
General Counsel
MedCath Incorporated
10720 Sikes Place Suite 300
Charlotte NC 28277
Telephone: 704-708-6600
Facsimile: 704-708-5035

And a copy to:

Hal Levinson
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
Telephone: 704-331-1050
Facsimile: 704-378-2050

     IN WITNESS WHEREOF, the parties have executed this Noncompetition Agreement as of the date first above written.

MEDCATH CORPORATION

By:

Name:

Title:

MEDCATH INCORPORATION
By:

Name:

Title:

PURCHASER:

COLUMBIA ST. MARY’S, INC.

By:

Name:

Title:

     IN WITNESS WHEREOF, the undersigned have, or have caused their duly authorized officers to, set their hands and seals hereto as of the day and year of their acceptance of this Agreement indicated next to their signatures.

SELLER:	PURCHASER:
THE HEART HOSPITAL OF	COLUMBIA ST. MARY’S, INC.
MILWAUKEE, LLC
	By:	/s/ Leop. Brideru
By: MILWAUKEE HOSPITAL
MANAGEMENT. INC,	Title:	Leop. Brideru President AND CEO
its Manager	Date:	11-4-04

By:	/s/ Charles Slaton

Title:	Vice President
Date:	November 4 , 2004

MEDCATH:
MEDCATH CORPORATION

By:	/s/ Charles Slaton

Title:	Executive Vice President and Chief Operating Officer
Date:	November 4 , 2004

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